UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 10, 2012

Tech Data Corporation

(Exact name of registrant as specified in its charter)

Florida	0-14625	59-1578329
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5350 Tech Data Drive Clearwater, Florida		33760
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 727-539-7429

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events.

On July 11, 2012, Tech Data Corporation (Nasdaq: TECD), a leading distributor of IT products, today announced it has reached an agreement to acquire Brightstar Corp.’s (Brightstar) 50 percent ownership interest in Brightstar Europe Limited (BEL), a pan-European provider of distribution and integrated supply chain solutions for the mobility industry. The two companies formed the joint venture in 2007 to capitalize on the growing mobility and wireless device market in Europe. The transaction is subject to regulatory review and is expected to be completed during Tech Data’s third quarter of fiscal year 2013.

The terms of the agreement call for Tech Data to pay Brightstar approximately $165.6 million in cash for Brightstar’s equity in the joint venture (reflected as “noncontrolling interest” within the Company’s consolidated balance sheet) and the repayment of all loans advanced by Brightstar to the joint venture. As a result of this transaction, Tech Data expects to record an adjustment that decreases additional paid-in capital within shareholders’ equity by approximately $92 million, representing the estimated purchase price premium paid to Brightstar for its share of the joint venture and costs incurred associated with the transaction. The actual amount of the adjustment will vary based on the final purchase price allocation, exchange rates and actual costs incurred. Tech Data expects to fund the acquisition with available cash.

Item 9.01.	Financial Statements and Exhibits.

(c)	Exhibits

Exhibit 99.1	July 11, 2012 Press Release by Tech Data Corporation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Tech Data Corporation
(Registrant)

July 11, 2012
(Date)

/s/ JEFFREY P. HOWELLS
Jeffery P. Howells Executive Vice President & Chief Financial Officer Tech Data Corporation